Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Six Months Ended June 30, 2024

CELEBRATING

30 YEARS

NYSE:MAC

1994-2024

MACERICH®

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Six Months Ended June 30, 2024
Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
June 30, 2024

We own 45 million square feet of real estate consisting primarily of interests in 42 regional retail centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for nine consecutive years (2015-2023).

General Updates:

During the second quarter, we unveiled our Path Forward Plan, followed by significant investor outreach. We are pleased with the feedback we received on what we believe is a very executable, multi-pronged strategy to improve our balance sheet, and also to make inward-facing enhancements to both bolster company culture and improve key business processes to gain operating efficiencies. We are fully engaged in implementing numerous aspects of the Path Forward Plan.

During the quarter, we closed on the acquisitions of our partner’s interests in Arrowhead Towne Center and South Plains Mall, with Arrowhead priced at a 7.2% cap rate. These acquisitions are consistent with the stated objective of opportunistically consolidating ownership of our portfolio over time. We closed on the short-sale of Country Club Plaza in late June, and we expect to soon close on the sale of an open-air retail asset for $110 million at a very attractively priced cap rate of 6.5%. We continue to focus on numerous other potential disposition transactions aimed at improving our balance sheet and refining our portfolio quality, which we hope to announce over the coming months. We also continue to find attractive financing opportunities in the debt capital markets for Class-A regional retail centers, and are making solid progress managing our debt maturities with five closed transactions year-to-date for nearly $700 million of loans or $539 million at our share. We expect to close within the coming weeks on the refinance of our sole remaining loan maturity in 2024 on The Mall of Victor Valley.

We have also been pleased with the pace and quality of leasing. We leased 1.8 million square feet during the first half of 2024. We currently have a pipeline of 2.2 million square feet of committed leases, with nearly 80% of this volume in signed status. The impact of our pipeline of pending, new store leases is expected to produce incremental rent of approximately $71 million at our share in excess of the rent generated from prior uses in those same spaces. This rent is expected to be online during 2024 through 2026. On a forward-looking basis, year-to-date through June 30, 2024, we have internally approved over 2 million square feet of new and renewal leases, representing a 30% increase in approved leasing volume (based on square feet) relative to the same period in the first half of 2023. This volume of approved leasing deals should serve to further propel and increase our existing lease pipeline and future volumes of signed leases.

Results for the Quarter:

•The net income attributable to the Company was $252.0 million or $1.16 per share-diluted during the second quarter of 2024, compared to the net loss attributable to the Company of $15.0 million or $0.07 per share-diluted attributable to the Company for the quarter ended June 30, 2023.

•Funds from Operations (“FFO”) excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments was $88.1 million or $0.39 per share-diluted during the second quarter of 2024, compared to $89.1 million or $0.40 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments for the quarter ended June 30, 2023.

•Same center net operating income (“NOI”), excluding lease termination income, increased 1.4% in the second quarter of 2024 compared to the second quarter of 2023, and increased 1.3% when including lease termination income.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended June 30, 2024 were $835 compared to $837 for the quarter ended March 31, 2024, and compared to $853 for the quarter ended June 30, 2023. Portfolio tenant sales for the six months ended June 30, 2024 from comparable spaces less than 10,000 square feet decreased modestly by 0.6% compared to the same period ended June 30, 2023.

•Portfolio occupancy as of June 30, 2024 was 93.3%, a 0.7% increase compared to the 92.6% occupancy rate at June 30, 2023 and a 0.1% decline compared to the 93.4% occupancy rate at March 31, 2024.

•Base rent re-leasing spreads were 10.1% greater than expiring base rent for the trailing twelve months ended June 30, 2024. This was the eleventh consecutive quarter of positive base rent leasing spreads.

The Macerich Company
Executive Summary
June 30, 2024
•During the second quarter of 2024, we signed leases for 750,000 square feet, which was a 47% decrease in leased square footage compared to the second quarter of 2023, on a comparable center basis. The decline was primarily due to unusually heavy leasing activity in the second quarter of 2023 from a multi-lease renewal with a major national retailer covering a significant amount of space, as well as from several larger format space leases within that same period. Year-to-date through June 30, 2024, we have leased 1.8 million square feet of space. When considering the previously-mentioned strong volume of internal lease approvals during the first half of 2024, we believe we are on track to continue the historic pace of leasing that has transpired since the pandemic, which averaged nearly 3.8 million square feet per year during each of 2021, 2022 and 2023.

Balance Sheet:

During the second quarter of 2024, we were actively engaged in numerous transactions, including the following financing, acquisition and disposition activity:

•On April 9, 2024, we defaulted on the $300 million loan on Santa Monica Place. We are in negotiations with the lender on the terms of this non-recourse loan.

•On April 19, 2024, we repaid in full the remaining $8 million loan on Fashion District Philadelphia.

•On May 14, 2024, we closed on the purchase of our partner’s 40% interest in each of Arrowhead Towne Center in Glendale, AZ and South Plains Mall in Lubbock, TX. We paid $36.5 million plus our partner’s share of debt for Arrowhead Towne Center, which represents a 7.2% cap rate, and we assumed our partner’s share of debt for South Plains Mall. We now own 100% of both properties.

•On May 24, 2024, we closed a two-year extension of the $150 million loan on The Oaks, which now matures on June 5, 2026. The interest rate during the first year of the extended term will be 7.5%, increasing to 8.5% during the second year of the extended term.

•On June 27, 2024, our joint venture closed a $275 million refinance of the existing $256 million loan on Chandler Fashion Center. The new loan bears fixed interest at 7.06%, is interest only during the entire loan term and matures on July 1, 2029. We received a distribution of $17.7 million in connection with this transaction.

•On June 28, 2024, our joint venture closed on the sale of Country Club Plaza in Kansas City, MO for $175.6 million. Concurrent with the transaction, the remaining amount owed by the joint venture under the $295.5 million loan ($147.7 million at our share) was forgiven by the lender.

•On June 28, 2024, we closed on the sale of a former department store parcel at Valle Vista Mall in Harlingen, TX for $7.1 million.

•We expect to soon close on the sale of an open air retail asset for $110 million, which represents a 6.5% cap rate.

•We are in the process of closing a refinance of the $115 million loan on The Mall of Victor Valley, which matures on September 1, 2024. The new ten-year loan, which is expected to be $85 million, will bear a fixed interest rate that is yet to be determined. This is the last remaining maturity in 2024.

As of the date of this filing, we had approximately $612 million of liquidity, including $465 million of available capacity on our $650 million revolving line of credit. This liquidity will be enhanced by $110 million, less closing costs, from the pending closing of the previously-mentioned asset sale transaction.

Path Forward Plan:

During the second quarter of 2024, we disclosed details of our Path Forward Plan. Essential goals of this Plan include:

•De-leverage the capital structure, with a focus on reducing our Net Debt to Adjusted EBITDA leverage ratio to a low-to-mid 6x range over the next three to four years

•Invest in and fortify our Fortress and Steady Eddy Portfolio

•Proactively consolidate selected joint venture assets over time that are core to our overall strategy

•Deliver clean, post-deleveraging FFO launch point of approximately $1.80 per share over the next three to four years

•Achieve outstanding operational results through rigorous internal process improvements

•Position the Company to take an offensive stance on acquisitions, reinvestment and selected development

The Macerich Company
Executive Summary
June 30, 2024
Guidance:

On April 30, 2024, due to the Company’s implementation of its Path Forward Plan and the uncertainty regarding the timing, extent and impact of any transactions we have or will undertake to implement the Plan, we withdrew our previously published 2024 guidance and are not providing an updated outlook at this time.

Fiscal Year 2024 Guidance
Dividend:

On July 26, 2024, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on September 9, 2024 to stockholders of record at the close of business on August 19, 2024.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on July 31, 2024 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of the date of this filing, the Operating Partnership owned or had an ownership interest in 45 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 42 regional retail centers, three community/power shopping centers and one redevelopment property. These 46 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.
All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note:This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results, including the Path Forward Plan and its ability to meet the goals established under such plan, as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of rising interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant

The Macerich Company
Executive Summary
June 30, 2024
bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Revenues:
Leasing revenue	$197,961	$192,653	$389,613	$391,698
Other income	10,781	11,686	19,683	20,740
Management Companies' revenues	6,779	8,035	15,008	14,790
Total revenues	215,521	212,374	424,304	427,228
Expenses:
Shopping center and operating expenses	70,446	69,948	144,633	140,435
Management Companies' operating expenses	19,450	17,439	38,649	36,339
Leasing expenses	9,590	8,447	20,112	18,103
REIT general and administrative expenses	6,996	8,802	14,639	15,782
Depreciation and amortization	71,676	70,388	140,027	141,841
Interest expense (a)	39,765	54,704	91,955	94,127
Total expenses	217,923	229,728	450,015	446,627
Equity in loss of unconsolidated joint ventures	(56,837)	(6,960)	(130,113)	(68,770)
Income tax (expense) benefit	(258)	(371)	966	1,511
Gain on sale or write down of assets, net (a)	324,996	10,279	288,911	14,058
Net income (loss)	265,499	(14,406)	134,053	(72,600)
Less net income attributable to noncontrolling interests	13,492	558	8,774	1,097
Net income (loss) attributable to the Company	$252,007	$(14,964)	$125,279	$(73,697)
Weighted average number of shares outstanding - basic	216,180	215,457	216,108	215,375
Weighted average shares outstanding, assuming full conversion of OP Units (b)	226,270	224,442	226,206	224,358
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	226,270	224,442	226,206	224,358
Earnings per share ("EPS") - basic	$1.16	$(0.07)	$0.58	$(0.34)
EPS - diluted	$1.16	$(0.07)	$0.58	$(0.34)
Dividend paid per share	$0.17	$0.17	$0.34	$0.34
FFO - basic and diluted (b) (c)	$99,702	$82,988	$166,245	$180,763
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$83,235	$88,708	$153,416	$177,415
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments (b) (c)	$88,099	$89,055	$162,697	$184,972
FFO per share - basic and diluted (b) (c)	$0.44	$0.37	$0.73	$0.81
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.37	$0.40	$0.68	$0.79
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments (b) (c)	$0.39	$0.40	$0.72	$0.82

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)Prior to June 13, 2024, the Company accounted for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) a credit of $16,733 and $13,795 to adjust for the change in the fair value of the financing arrangement obligation during the three and six months ended June 30, 2024, respectively; and an expense of $4,368 and a credit of $7,517 to adjust for the change in the fair value of the financing arrangement obligation during the three and six months ended June 30, 2023, respectively; (ii) distributions of $766 and $1,565 to its partner representing the partner's share of net income for the three and six months ended June 30, 2024, respectively; and $260 and ($79) to its partner representing the partner's share of net income (loss) for the three and six months ended June 30, 2023, respectively; and (iii) distributions of $266 and $966 to its partner in excess of the partner's share of net income for the three and six months ended June 30, 2024, respectively; and $1,352 and $4,169 to its partner in excess of the partner's share of net income for the three and six months ended June 30, 2023, respectively. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. On June 13, 2024, the partnership agreement between the Company and its partner was amended. As a result of this modification, the Company no longer accounts for its investment in Chandler Fashion Center as a financing arrangement and deconsolidated the joint venture and recorded a gain on sale of assets of $334.3 million. Effective June 13, 2024, the Company accounts for its investment in Chandler Fashion Center under the equity method of accounting. References to "Chandler Freehold" for the period November 16, 2023 through June 13, 2024 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

Prior to June 13, 2024, the Company accounted for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognized financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excluded the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and gain or loss on non-real estate investments.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. Effective April 9, 2024, default interest expense has been accrued on the non-recourse loan on Santa Monica Place. GAAP requires that the Company accrue default interest expense, which is not expected to be paid and is expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that the accrual of default interest on non-recourse loans, and the related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded. Effective in the first quarter of 2024, the Company updated its presentation to exclude gain or loss on non-real estate investments for the reasons noted above. The Company recast the presentation for prior periods to reflect this change.
The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments(c):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net income (loss) attributable to the Company	$252,007	($14,964)	$125,279	($73,697)
Adjustments to reconcile net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	11,778	(617)	5,847	(3,070)
Gain on sale or write down of consolidated assets, net	(324,996)	(10,279)	(288,911)	(14,058)
Add: gain on undepreciated asset sales from consolidated assets	233	—	233	2,488
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	330	—	330	1,886
Loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	51,526	1,221	109,181	51,348
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	1,093	—	1,076	104
Depreciation and amortization on consolidated assets	71,676	70,388	140,027	141,841
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(1,523)	(3,619)	(3,256)	(7,267)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	39,310	42,830	80,007	85,337
Less: depreciation on personal property	(1,732)	(1,972)	(3,568)	(4,149)
FFO attributable to common stockholders and unit holders - basic and diluted	99,702	82,988	166,245	180,763
Financing expense in connection with Chandler Freehold	(16,467)	5,720	(12,829)	(3,348)
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold - basic and diluted	83,235	88,708	153,416	177,415
Accrued default interest expense	2,767	—	1,722	—
Loss on non-real estate investments	2,097	347	7,559	7,557
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments - basic and diluted	$88,099	$89,055	$162,697	$184,972

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
EPS - diluted	$1.16	$(0.07)	$0.58	$(0.34)
Per share impact of depreciation and amortization of real estate	0.48	0.48	0.94	0.96
Per share impact of gain on sale or write down of assets, net	(1.20)	(0.04)	(0.79)	0.19
FFO per share - basic and diluted	0.44	0.37	0.73	0.81
Per share impact of financing expense in connection with Chandler Freehold	(0.07)	0.03	(0.05)	(0.02)
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.37	0.40	0.68	0.79
Per share impact of accrued default interest expense	0.01	—	0.01	—
Per share impact of loss on non-real estate investments	0.01	—	0.03	0.03
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and loss on non-real estate investments	$0.39	$0.40	$0.72	$0.82

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net income (loss) attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2024	2023	2024	2023
Net income (loss) attributable to the Company	$252,007	$(14,964)	$125,279	($73,697)
Interest expense - consolidated assets	39,765	54,704	91,955	94,127
Interest expense - unconsolidated joint ventures (pro rata)	33,961	36,182	69,251	67,963
Depreciation and amortization - consolidated assets	71,676	70,388	140,027	141,841
Depreciation and amortization - unconsolidated joint ventures (pro rata)	39,310	42,830	80,007	85,337
Noncontrolling interests in the OP	11,778	(617)	5,847	(3,070)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(3,692)	(7,504)	(7,892)	(14,434)
Gain on sale or write down of assets, net - consolidated assets	(324,996)	(10,279)	(288,911)	(14,058)
Loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	51,526	1,221	109,181	51,348
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	330	—	330	1,886
Income tax expense (benefit)	258	371	(966)	(1,511)
Distributions on preferred units	87	87	174	174
Adjusted EBITDA (a)	172,010	172,419	324,282	335,906
REIT general and administrative expenses	6,996	8,802	14,639	15,782
Management Companies' revenues	(6,779)	(8,035)	(15,008)	(14,790)
Management Companies' operating expenses	19,450	17,439	38,649	36,339
Leasing expenses, including joint ventures at pro rata	10,248	9,249	21,632	19,627
Straight-line and above/below market adjustments	(2,667)	(1,214)	836	(3,502)
NOI - All Centers	199,258	198,660	385,030	389,362
NOI of non-Same Centers	(16,210)	(18,104)	(12,501)	(14,890)
NOI - Same Centers (b)	183,048	180,556	372,529	374,472
Lease termination income of Same Centers	(49)	60	(1,240)	(1,906)
NOI - Same Centers, excluding lease termination income (b)	$182,999	$180,616	$371,289	$372,566
NOI - Same Centers percentage change, including lease termination income (b)	1.38%		(0.52)%
NOI - Same Centers percentage change, excluding lease termination income (b)	1.32%		(0.34)%

(a)     Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(b)     The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	6/30/2024	12/31/2023	12/31/2022
	(dollars in thousands, except per share data)
Closing common stock price per share	$15.44	$15.43	$11.26
52 week high	$17.69	$16.54	$19.18
52 week low	$9.21	$8.77	$7.40
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	226,415,360	226,095,455	224,230,924
Total common and equivalent shares/units outstanding	226,514,925	226,195,020	224,330,489
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,993,449	$6,919,579	$6,812,823
Equity market capitalization	3,497,390	3,490,189	2,525,961
Total market capitalization	$10,490,839	$10,409,768	$9,338,784
Debt as a percentage of total market capitalization	66.7%	66.5%	73.0%

Portfolio Capitalization at June 30, 2024

Floating Rate Debt 4.9%
Common Equity 33.3%
Fixed Rate Debt 61.8%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2023	10,118,840	215,976,615	99,565	226,195,020
Issuance (forfeiture) of stock/partnership units from restricted stock issuance or other share or unit-based plans	(14,178)	115,079	—	100,901
Balance as of March 31, 2024	10,104,662	216,091,694	99,565	226,295,921
Conversion of partnership units to common shares	(92,523)	92,523	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	219,004	—	219,004
Balance as of June 30, 2024	10,012,139	216,403,221	99,565	226,514,925

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30,	For the Six Months Ended June 30,
	2024	2024
Revenues:
Leasing revenue	$197,961	$389,613
Other income	10,781	19,683
Management Companies' revenues	6,779	15,008
Total revenues	215,521	424,304
Expenses:
Shopping center and operating expenses	70,446	144,633
Management Companies' operating expenses	19,450	38,649
Leasing expenses	9,590	20,112
REIT general and administrative expenses	6,996	14,639
Depreciation and amortization	71,676	140,027
Interest expense	39,765	91,955
Total expenses	217,923	450,015
Equity in loss of unconsolidated joint ventures	(56,837)	(130,113)
Income tax (expense) benefit	(258)	966
Gain on sale or write down of assets, net	324,996	288,911
Net income	265,499	134,053
Less net income attributable to noncontrolling interests	13,492	8,774
Net income attributable to the Company	$252,007	$125,279

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of June 30, 2024
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,138,889
Cash and cash equivalents	70,692
Restricted cash	110,962
Tenant and other receivables, net	139,358
Right-of-use assets, net	114,448
Deferred charges and other assets, net	284,242
Due from affiliates	3,298
Investments in unconsolidated joint ventures	915,817
Total assets	$7,777,706

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,373,234
Bank and other notes payable	171,436
Accounts payable and accrued expenses	67,703
Lease liabilities	79,731
Other accrued liabilities	311,425
Distributions in excess of investments in unconsolidated joint ventures	185,437
Total liabilities	5,188,966
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,162
Additional paid-in capital	5,515,333
Accumulated deficit	(3,012,029)
Accumulated other comprehensive loss	(32)
Total stockholders' equity	2,505,434
Noncontrolling interests	83,306
Total equity	2,588,740
Total liabilities and equity	$7,777,706

(a)Includes construction in progress of $408,207.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended June 30, 2024		For the Six Months Ended June 30, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(5,038)	$95,272	$(10,940)	$191,488
Other income	(1,258)	4,012	(2,361)	1,030
Total revenues	(6,296)	99,284	(13,301)	192,518
Expenses:
Shopping center and operating expenses	(1,169)	30,616	(2,582)	62,443
Leasing expense	(51)	709	(230)	1,750
Depreciation and amortization	(1,523)	39,310	(3,256)	80,007
Interest expense	(2,169)	33,960	(4,636)	69,250
Total expenses	(4,912)	104,595	(10,704)	213,450
Equity in loss of unconsolidated joint ventures	—	56,837	—	130,113
Loss on sale or write down of assets, net	(330)	(51,526)	(330)	(109,181)
Net income	(1,714)	—	(2,927)	—
Less net income attributable to noncontrolling interests	(1,714)	—	(2,927)	—
Net income attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of June 30, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(19,076)	$3,075,282
Cash and cash equivalents	(4,234)	82,875
Restricted cash	—	43,278
Tenant and other receivables, net	(77)	65,343
Right-of-use assets, net	—	67,590
Deferred charges and other assets, net	(682)	50,789
Due from affiliates	36	(1,792)
Investments in unconsolidated joint ventures, at equity	—	(915,817)
Total assets	$(24,033)	$2,467,548

LIABILITIES AND EQUITY:
Mortgage notes payable	$(33,064)	$2,481,843
Accounts payable and accrued expenses	(283)	35,916
Lease liabilities	—	67,819
Other accrued liabilities	(23,243)	67,407
Distributions in excess of investments in unconsolidated joint ventures	—	(185,437)
Total liabilities	(56,590)	2,467,548
Equity:
Stockholders' equity	—	—
Noncontrolling interests	32,557	—
Total equity	32,557	—
Total liabilities and equity	$(24,033)	$2,467,548

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $10 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $88,774 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended June 30, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$132,412	$(3,619)	$128,793	$66,531	$195,324
Percentage rents	2,884	(128)	2,756	2,296	5,052
Tenant recoveries	58,426	(1,238)	57,188	24,400	81,588
Other	5,748	(112)	5,636	2,221	7,857
Bad debt expense	(1,509)	59	(1,450)	(176)	(1,626)
Total leasing revenue	$197,961	$(5,038)	$192,923	$95,272	$288,195

	For the Six Months Ended June 30, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$259,535	$(8,068)	$251,467	$134,648	$386,115
Percentage rents	5,468	(62)	5,406	4,479	9,885
Tenant recoveries	116,456	(2,614)	113,842	48,992	162,834
Other	12,586	(280)	12,306	4,657	16,963
Bad debt expense	(4,432)	84	(4,348)	(1,288)	(5,636)
Total leasing revenue	$389,613	$(10,940)	$378,673	$191,488	$570,161

(a)Represents the Company’s partners’ share of consolidated joint ventures.

(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of June 30,
	2024	2023

	dollars in millions
Straight-line rent receivable	$151.7	$172.1

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023

	dollars in millions
Lease termination income (b)	$0.1	$0.4	$1.3	$2.7
Straight-line rental (expense) income (b)	$(0.1)	$0.1	$(4.0)	$0.5
Business development and parking income (c)	$13.2	$17.1	$27.5	$33.3
Gain on sales or write down of undepreciated assets	$1.3	$—	$1.3	$2.6
Amortization of acquired above and below-market leases, net revenue (b)	$2.7	$1.1	$3.1	$3.0
Amortization of debt discounts, net	$(2.6)	$(0.4)	$(3.0)	$(0.7)
Bad debt expense (income) (b)	$1.6	$(0.9)	$5.6	$(1.8)
Leasing expense	$10.2	$9.2	$21.6	$19.6
Interest capitalized	$7.9	$7.9	$15.5	$15.9

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$0.7	$0.3	$1.6	$(0.1)
Distributions in excess of partners' share of net income (e)	0.3	1.3	1.0	4.2
Fair value adjustment (e)	(16.7)	4.4	(13.8)	(7.5)
Total Chandler Freehold financing arrangement expense (d)	$(15.7)	$6.0	$(11.2)	$(3.4)

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income. Effective as of the quarter ending September 30, 2024, these accounting adjustments will no longer be applicable due to the Company accounting for its investment in Chandler Fashion Center under the equity method of accounting effective June 13, 2024.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Six Months Ended June 30,		For the Twelve Months Ended December 31,
	2024	2023	2023	2022
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment (b)	$57.6	$58.7	$83.0	$49.5
Development, redevelopment, expansions and renovations of Centers	39.4	35.2	94.6	55.5
Tenant allowances	7.0	20.2	27.1	25.0
Deferred leasing charges	2.6	2.8	5.6	2.4
Total	$106.6	$116.9	$210.3	$132.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$6.6	$4.5	$17.6	$13.2
Development, redevelopment, expansions and renovations of Centers	16.5	36.0	58.1	74.6
Tenant allowances	6.8	6.1	18.5	16.8
Deferred leasing charges	2.8	1.8	4.6	4.1
Total	$32.7	$48.4	$98.8	$108.7

(a)All joint venture amounts at pro rata.

(b)For the six months ended June 30, 2024, this includes the cash paid of $36.5 million on May 14, 2024, for the Company’s acquisition of its joint venture partners’ 40% interest in Arrowhead Towne Center and South Plains Mall. The total purchase price also included the assumption of the partners’ share of debt. The Company now owns 100% of these regional retail centers. For the six months ended June 30, 2023, this includes the Company’s acquisition of its joint venture partners’ (Seritage Growth Partners) 50% interest in five former Sears parcels on May 18, 2023 for $46.7 million. The Company now owns 100% of these five parcels located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
6/30/2024	$713	$1,009	$835
6/30/2023	$724	$1,017	$853
12/31/2023	$712	$990	$836

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot exclude Centers under development and redevelopment.

Trailing Twelve Month Sales Per Square Foot
$853
$836
$835
June 2023
December 2023
June 2024

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
6/30/2024	92.9%	93.8%	93.3%
6/30/2023	92.6%	92.6%	92.6%
12/31/2023	93.6%	93.5%	93.5%
12/31/2022	92.7%	92.5%	92.6%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
6/30/2024	$62.77	$60.19	$56.25
6/30/2023	$61.04	$56.69	$53.42
12/31/2023	$61.66	$58.97	$50.14
12/31/2022	$60.72	$56.63	$56.44
Unconsolidated Joint Venture Centers
6/30/2024	$73.02	$72.28	$60.44
6/30/2023	$69.87	$70.25	$58.92
12/31/2023	$70.42	$64.42	$55.74
12/31/2022	$67.37	$69.88	$62.72
All Retail Centers
6/30/2024	$65.91	$63.35	$57.54
6/30/2023	$64.10	$61.34	$55.12
12/31/2023	$64.68	$61.00	$52.04
12/31/2022	$63.06	$60.48	$58.16

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	June 30, 2024	December 31, 2023
Consolidated Centers
Minimum rents	8.1%	7.9%
Percentage rents	0.6%	0.8%
Expense recoveries (a)	3.4%	3.4%
Total	12.1%	12.1%

Unconsolidated Joint Venture Centers
Minimum rents	7.3%	7.1%
Percentage rents	1.0%	1.1%
Expense recoveries (a)	3.0%	2.9%
Total	11.3%	11.1%

All Centers
Minimum rents	7.7%	7.5%
Percentage rents	0.8%	0.9%
Expense recoveries (a)	3.2%	3.2%
Total	11.7%	11.6%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2024 Estimated Pro Rata Real Estate NOI(a)
California	26.8%
New York	20.3%
Arizona	19.4%
Pennsylvania & Virginia	9.4%
Colorado & Illinois	6.4%
New Jersey & Connecticut	8.7%
Oregon	4.4%
Other(b)	4.6%
Total	100.0%

(a)The percentage of Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
June 30, 2024
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	100%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,079,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,275,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	737,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	100%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	529,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	674,000
8	100%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,538,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	ongoing	2,063,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	669,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	325,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	933,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,206,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	968,000
18	100%	Santa Monica Place(d) Santa Monica, California	1980/1999	ongoing	533,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,203,000
20	100%	South Plains Mall Lubbock, Texas	1972/1998	ongoing	1,243,000
21	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000
22	100%	Stonewood Center(c) Downey, California	1953/1997	1991	927,000
23	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	955,000

The Macerich Company
Property Listing
June 30, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	506,000
25	100%	Valley River Center Eugene, Oregon	1969/2006	2007	815,000
26	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	578,000
27	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
28	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	740,000
		Total Consolidated Centers			26,039,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
29	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	611,000
30	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
31	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,402,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	502,000
33	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,009,000
34	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	ongoing	1,393,000
35	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	439,000
36	60%	Lakewood Center Lakewood, California	1953/1975	2008	2,050,000
37	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,013,000
38	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	2,120,000
39	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	679,000
40	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,848,000
41	60%	Washington Square Portland, Oregon	1974/1999	2005	1,301,000
42	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			16,036,000
		Total Retail Centers			42,075,000

The Macerich Company
Property Listing
June 30, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(e) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(e) Chandler, Arizona	2001/2002	2004	205,000
3	100%	Southridge Center(f) Des Moines, Iowa	1975/1998	2013	801,000
		Total Community / Power Centers			1,380,000
OTHER ASSETS:
	100%	Various(f)	—	—	191,000
	50%	Scottsdale Fashion Square-Office(e) Scottsdale, Arizona	1984/2002	2016	119,000
	50%	Tysons Corner Center-Office(e) Tysons Corner, Virginia	1999/2005	2012	172,000
	50%	Hyatt Regency Tysons Corner Center(e) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(e) Tysons Corner, Virginia	2015	2015	398,000
	50%	Tysons Tower(e) Tysons Corner, Virginia	2014	2014	546,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (e)(g) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,019,000
		Grand Total			45,474,000

The Company owned or had an ownership interest in 42 retail centers (including office, hotel and residential space adjacent to these shopping centers), three community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)Effective April 9, 2024, the loan encumbering this property is in default. The Company is in negotiations with the lender on terms of this non-recourse loan.

(e)Included in Unconsolidated Joint Venture Centers.

(f)Included in Consolidated Centers.

(g)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
As of June 30, 2024
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures and consolidated joint ventures. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	611,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,402,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	502,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,009,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,393,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	439,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	2,050,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,013,000
Paradise Valley Mall(f)	5%	5%	Various Entities	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,203,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	2,120,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	119,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	679,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,848,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	172,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	546,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	398,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,301,000
West Acres	19%	19%	West Acres Development, LLP	673,000
(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)These Centers have a former Sears store, each of which were acquired from joint venture partner Seritage Growth Partners and are now wholly owned and controlled by Macerich. The GLA of the former Sears store, or tenant replacing the former Sears store, at these three Centers is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership or a loan refinancing event, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 14% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $38.0 million; and, thereafter, pro rata 49.9% to the third-party partner and 50.1% to the Company.

(f)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Net Debt to Adjusted EBITDA, as further modified (at Company's pro rata share)
As of June 30, 2024 (Unaudited)
(Dollars in Thousands)

Total Company's Pro Rata Share of Debt		$6,993,449
Less: Cash, including joint ventures at the Company's share		(149,333)
Restricted Cash, including joint ventures at the Company's share	$(154,240)
Exclude: Restricted Cash that is not loan cash collateral	53,816
Less: Restricted Cash - loan cash collateral		(100,424)	(a)
Less: Debt for Santa Monica Place (lender-controlled)		(298,132)
Net Debt		6,445,560	(b)

Adjusted EBITDA (trailing twelve months)	$710,417		(c)
Plus: Leasing expenses (trailing twelve months)	41,223		(d)
Plus: EBITDA Impact from investment (gains)/losses on non-real estate investments (trailing twelve months)	12,927		(e)
Plus: adjustment for acquisitions and dispositions (trailing twelve months)	(4,153)		(f)
Adjusted EBITDA, as further modified (trailing twelve months)		$760,414

Net Debt to Adjusted EBITDA, as further modified		8.48x	(g)

(a)Represents Restricted Cash that is held by lenders for various purposes, which effectively serves as cash collateral to the underlying loan until the cash is recouped into liquid resources by the borrower.

(b)Net Debt is a non-GAAP measure which represents Debt less Cash and Restricted Cash. Management believes that the presentation of Net Debt provides useful information to investors because it reviews Net Debt as part of its management of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

(c)Adjusted EBITDA for the trailing twelve months is calculated as follows:

	Add:	Subtract:	Add:
	For the Six Months Ended	For the Six Months Ended	For the Twelve Months Ended	Trailing Twelve Months
	June 30, 2024	June 30, 2023	December 31, 2023	June 30, 2024
Adjusted EBITDA, as reported	$324,282	$335,906	$722,041	$710,417

For a reconciliation of net income (loss) to Adjusted EBITDA for the six months ended June 30, 2024 and 2023 see page 8 and for the the twelve months ended December 31, 2023, see the Company's Supplemental Information for the fourth quarter on the Company's website.

(d)GAAP provides that leasing costs incurred through outside, external leasing brokers may be capitalized. However, leasing compensation incurred through internally staffed leasing personnel generally may not be capitalized and must be expensed. Management believes adding back these leasing expenses provides useful information to investors because it allows them to more easily compare the Company's results to other REITs.

(e)The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company's business, and the changes to market value and the related gain or loss are entirely non-cash in nature. As a result, the Company believes that the gain or loss on non-real estate investments should be excluded from Adjusted EBITDA.

(f)Represents the net forward EBITDA adjustment to properly account for the trailing twelve-months Adjusted EBITDA for: A) the acquisitions of: i) Freehold Raceway Mall, ii) Arrowhead Towne Center and iii) South Plains Mall; B) the dispositions of i) Flagstaff Marketplace, ii) Superstition Springs Power Center, iii) Towne Mall, iv) One Westside and v) Country Club Plaza; and C) loans in default for which the Company anticipates transferring title to the underlying property for Santa Monica Place.

(g)Net Debt to Adjusted EBITDA, as further modified, is calculated using net debt as of period end divided by Adjusted EBITDA, as further modified, for the twelve months then ended. Management uses this ratio to evaluate the Company's capital structure and financial leverage. This ratio is also commonly used in the Company's industry, and management believes it provides a meaningful supplemental measure of the Company's overall liquidity, financial flexibility, capital structure and financial leverage.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of June 30, 2024
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$4,075,102	$298,132	$4,373,234
Bank and other notes payable	—	171,436	171,436
Total debt per Consolidated Balance Sheet	4,075,102	469,568	4,544,670
Adjustments:
Less: Noncontrolling interests share of debt from consolidated joint ventures	(33,064)	—	(33,064)
Adjusted Consolidated Debt	4,042,038	469,568	4,511,606
Add: Company’s share of debt from unconsolidated joint ventures	2,437,189	44,654	2,481,843
Total Company’s Pro Rata Share of Debt	$6,479,227	$514,222	$6,993,449
Weighted average interest rate	5.14%	7.86%	5.34%
Weighted average maturity (years)			3.58

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of June 30, 2024
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Victor Valley, Mall of	09/01/24	4.00%	$114,995	$—	$114,995
Queens Center	01/01/25	3.49%	600,000	—	600,000
South Plains Mall	11/06/25	7.97%	190,536	—	190,536
Vintage Faire Mall	03/06/26	3.55%	223,465	—	223,465
Oaks, The	06/05/26	7.72%	148,943	—	148,943
Fashion Outlets of Niagara Falls USA	10/06/26	6.51%	82,376	—	82,376
Fresno Fashion Fair	11/01/26	3.67%	324,553	—	324,553
Green Acres Mall	01/06/28	6.62%	360,606	—	360,606
Arrowhead Towne Center	02/01/28	6.75%	351,353	—	351,353
SanTan Village Regional Center (b)	07/01/29	4.34%	186,487	—	186,487
Freehold Raceway Mall	11/01/29	3.94%	399,127	—	399,127
Kings Plaza Shopping Center	01/01/30	3.71%	537,214	—	537,214
Fashion Outlets of Chicago	02/01/31	4.61%	299,420	—	299,420
Pacific View	05/06/32	5.45%	70,967	—	70,967
Danbury Fair Mall	02/06/34	6.59%	151,996		151,996
Total Fixed Rate Debt for Consolidated Assets		4.86%	$4,042,038	$—	$4,042,038
Santa Monica Place (c),(d)	12/09/25	7.28%	$—	$298,132	$298,132
The Macerich Partnership, L.P. - Line of Credit (d)	02/01/28	8.40%	—	171,436	171,436
Total Floating Rate Debt for Consolidated Assets		7.69%	$—	$469,568	$469,568
Total Debt for Consolidated Assets		5.15%	$4,042,038	$469,568	$4,511,606
II. Unconsolidated Assets (At Company’s pro rata share):
Paradise Valley I (5%)	09/29/24	5.00%	$818	$—	$818
FlatIron Crossing (51%) (e)	02/09/25	9.55%	88,825	—	88,825
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Deptford Mall (51%) (d)	04/03/26	3.98%	72,626	—	72,626
Lakewood Center (60%)	06/01/26	4.15%	195,006	—	195,006
Paradise Valley II (5%)	07/21/26	6.95%	1,025	—	1,025
Washington Square (60%) (d),(e)	11/01/26	8.18%	291,494	—	291,494
Kierland Commons (50%)	04/01/27	3.98%	96,216	—	96,216
Los Cerritos Center (60%)	11/01/27	4.00%	300,204	—	300,204
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,105	—	349,105
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	108,728	—	108,728
Tysons Corner Center (50%)	12/06/28	6.89%	350,481	—	350,481
Chandler Fashion Center (50.1%)	07/05/29	7.15%	137,139	—	137,139
West Acres - Development (19%)	10/10/29	3.72%	1,167	—	1,167
Tysons Tower (50%)	10/11/29	3.38%	94,667	—	94,667
Broadway Plaza (50%)	04/01/30	4.19%	216,173	—	216,173
Tysons VITA (50%)	12/01/30	3.43%	44,639	—	44,639
West Acres (19%)	03/01/32	4.61%	12,376	—	12,376
Total Fixed Rate Debt for Unconsolidated Assets		5.60%	$2,437,189	$—	$2,437,189
Atlas Park (50%) (d)	11/09/26	10.21%	$—	$32,384	$32,384
Paradise Valley Retail (5%) (d)	02/03/27	8.33%	—	479	479
Boulevard Shops (50%)	12/05/28	8.22%	—	11,791	11,791
Total Floating Rate Debt for Unconsolidated Assets		9.66%	$—	$44,654	$44,654
Total Debt for Unconsolidated Assets		5.67%	$2,437,189	$44,654	$2,481,843
Total Debt		5.34%	$6,479,227	$514,222	$6,993,449
Percentage to Total			92.65%	7.35%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date
(a)The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(c)Effective April 9, 2024, the loan is in default. The Company is in negotiations with the lender on the terms of this non-recourse loan.

(d)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(e)This loan requires an interest rate cap agreement to be in place at all times, which limits how high the prevailing floating loan rate benchmark index (i.e. SOFR) for the loan can rise. As of the date of this document, SOFR for this loan exceeded the strike interest rate within the required interest rate cap agreement and is considered fixed rate debt.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of June 30, 2024
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
FlatIron Crossing Broomfield, CO	Development of luxury, multi-family residential units, new/repurposed retail and food & beverage uses, and a community plaza, and redevelopment of the vacant former Nordstrom store.	$240	—	$260	43.4% and 51% (d)	$120	—	$130	$7	2027	8.5% - 9.5% (e)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, apprx. 385,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$120	—	$140	100%	$120	—	$140	$14	2026	13% - 14%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$84	—	$90	50%	$42	—	$45	$23	2024/2025	16% - 18%
TOTAL		$444	—	$490		$282	—	$315	$44

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

(d)The Company's ownership percentage in the residential project is expected to be 43.4%, and its ownership interest in the balance of the property other than the residential component is 51%.

(e)After considering estimated residential financing, the Company's estimated share of net equity is $67 - $77 million and the Company's estimated levered, stabilized yield is 10.5% - 11.5%.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2024, 2023 and 2022 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17
June 30, 2024	$17.20	$12.99	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43078
Santa Monica, California 90401	Providence, RI 02940-3078
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Assistant Vice President, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com